Execution Version
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of November 26, 2025 by and among Pangaea Logistics Solutions Ltd. an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), on the one hand, and Strategic Shipping Inc. (the “Investor”), on the other hand (each of the Company and the Investor, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, as of the date hereof, the Investor has a beneficial ownership of 18,870,317 common shares of the Company (the “Common Shares”), or approximately 29% of the Common Shares issued and outstanding on the date hereof (the “Investor Ownership”); and
WHEREAS, as of the date hereof, the Company and the Investor have determined to come to an agreement with respect to matters related to the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Appointments; and Related Agreements
(a)Board Appointments
(i)Concurrent with or prior to the execution of this Agreement, the Board and all applicable committees of the Board have taken all necessary actions (including by increasing the size of the Board by one directorship) to appoint, and the Company hereby confirms that, effective on the date hereof, Paul M. Leand, Jr. (the “New Director”) has been appointed as a Class III director of the Company. The New Director shall stand for reelection at the 2026 annual general meeting of shareholders of the Company (the “2026 Annual Meeting”) together with the Company’s other director nominees for Class III directors, in accordance with the terms of this Agreement. The Investor acknowledges that in addition to the New Director, Richard T. du Moulin, Karen H. Beachy and Gary Vogel shall stand for reelection at the 2026 Annual Meeting as Class III directors (the “Other Class III Director Nominees”) and Mads Rosenberg Boye Petersen shall stand for reelection at the 2026 Annual Meeting as a Class I director (the “Class I Director Nominee” and together with the Other Class III Director Nominees (the “Other Director Nominees”), provided, that, each such person has not resigned as a director, has not been removed as a director or otherwise has not ceased to be a director prior to the Board approving the slate of directors for reelection at the 2026 Annual Meeting.
(ii)The Board will include the New Director on the Company’s slate of Class III directors for the 2026 Annual Meeting, and the Board will recommend, support and solicit proxies for the election of the New Director at the 2026 Annual Meeting in the same manner as for the Other Director Nominees at the 2026 Annual Meeting.
(iii)The Board shall, subject to compliance with all applicable stock exchange rules and applicable law, consider the appropriate appointment for the New Director to applicable Board committees as it would consider such appointment for other Board members, taking into account the composition of the Board, committee assignments and the needs and independence and eligibility requirements of the committees.
(iv) The Company shall provide the New Director the same director benefits for service as a member of the Board as other non-employee directors, including, but not limited to (i) compensation for such director’s service as a director and reimbursement for such director’s out-of-pocket expenses on the same basis as all other non-employee directors of the Company, (ii) equity-based compensation grants and other benefits if, to the extent, and on the same basis as all other non-employee directors of the Company and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company, as such rights may exist from time to time.
Notwithstanding the foregoing or anything else in this Agreement to the contrary, the obligations of the Company in this Section 1 shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Investor; (B) any material breach by the Investor of the Investor and Registration Rights Agreement, dated as of December 30, 2024, between the Company and the Investor (the “Investor and Registration Rights Agreement”), in each case, upon ten (10) business days’ written notice by the Company to the Investor if such breach has not been cured within such notice period.
(b)Additional Agreements
(i)The Company and the Investor agree that the Investor will cause its Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate. As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and, with respect to any person or entity, shall include all persons or entities that at any time during the term of this Agreement become Affiliates of such person or entity. For purposes of this Agreement, each of Christina Tan, M.T. Maritime Management and their respective Affiliates shall be deemed to be an “Affiliate” of the Investor.
(ii)So long as the Company is not in material breach of this Agreement and so long as the New Director has been nominated by the Board for reelection as a Class III director at the 2026 Annual Meeting, the Investor agrees that it will appear in person or by proxy at the 2026 Annual Meeting and vote all Common Shares beneficially owned by the Investor at the 2026 Annual Meeting (A) in favor of the New Director and the Other Director Nominees, (B) in favor of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and (C) in favor of the Company’s “Say-on-Pay” proposal on the compensation of named executive officers. Except as expressly provided in this Section 1(b)(ii), the Investor (and any Affiliates thereof) shall be entitled to vote its shares on any other proposal duly brought before the 2026 Annual Meeting or otherwise vote as it determines in its sole discretion.
(iii)Prior to the date of this Agreement, the New Director has submitted to the Company (A) a fully completed copy of the Company’s director nominee questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members, (B) the information required pursuant to Section 23.9.2 of the Company’s Bye-Laws, effective as of August 5, 2022 (the “Bye-Laws”) and (C) the written acceptance of their appointment as required by Section 23.11 of the Bye-Laws.
(iv)The Company hereby agrees that the Company and the Board shall not increase the size of the Board to include more than ten (10) members without the consent of the Investor until the 2027 annual general meeting of the Company’s shareholders (the “2027 Annual Meeting”); provided, that, if the Investor or its Affiliates submit a notice to the Company pursuant to the Bye-Laws to propose a nominee or nominees for director for the 2027 Annual Meeting, the limitation in this (iv) shall terminate upon receipt of any such director nomination notice.
2.Standstill Provisions
(a)The Investor agrees that, from the date of this Agreement until June 30, 2026 (the “Standstill Period”), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any manner:
(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special general meeting of shareholders or act by written consent of the shareholders), in each case, with respect to securities of the Company;
(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares (other than solely with Affiliates of the Investor thereof);
(iii)deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement (other than customary brokerage accounts, margin accounts, prime brokerage accounts and the like) with respect to the voting of any Common Shares, other than any such voting trust, arrangement or agreement solely among the Investor and one or more of its Affiliates and granting proxies in solicitations approved by the Board;
(iv)seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;
(v)(A) make any proposal for consideration by shareholders at any annual general or special general meeting of shareholders of the Company, (B) publicly make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Investor (or its Affiliates) and the Company, or (C) affirmatively and knowingly solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company (an “Extraordinary Transaction”), it being understood that the foregoing shall not restrict the Investor or its Affiliates from privately making any proposal to the Company or the Board with respect to an Extraordinary Transaction or tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company;
(vi)knowingly encourage or advise a third party or knowingly assist a third party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Common Shares or (B) conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);
(vii)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1 of this Agreement;

(viii)make any request for shareholder lists or other books and records of the Company or any of its subsidiaries under any statutory or regulatory provisions providing for shareholder access to books and records of the Company or its Affiliates;
(ix)except as required by law, fiduciary duties or in connection with any compliance, governmental or regulatory legal process, institute, solicit or join as a party any litigation, arbitration or other proceeding against the Company or any of its subsidiaries or any of its or their respective current or former directors or officers in their capacities as such (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent the Investor or its Affiliates from (A) bringing litigation against the Company or any of its subsidiaries or any of its or their respective current or former directors or officers to enforce any provision of this Agreement or any other agreement between the Investor (or any Affiliate thereof) and the Company or any of its subsidiaries, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or any of its subsidiaries or any of its or their respective current or former directors or officers against the Investor or any Affiliate thereof, (C) exercising statutory appraisal rights, (D) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (E) responding to or complying with validly issued legal process; or
(x)take any action in furtherance of (i) calling a special general meeting of the shareholders of the Company or (ii) acting by written consent of the shareholders of the Company; provided, that, with respect to any action by written consent of the shareholders of the Company, the Investor shall refrain from executing any such written consent or taking any other action in connection therewith; or
(xi)make any request or submit any proposal to amend or waive the terms of this Agreement or the Investor and Registration Rights Agreement, other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, the restrictions in this Section 2 shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company upon ten (10) business days’ written notice by the Investor to the Company if such breach has not been cured within such notice period; (B) the Company’s entry during the Standstill Period into a definitive agreement with respect to any Extraordinary Transaction that requires or contemplates the approval by the shareholders of the Company of such Extraordinary Transaction or any component thereof; and (C) the commencement of any tender or exchange offer by any person or group which, if consummated, would constitute an Extraordinary Transaction.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement (including but not limited to the restrictions in this Section 2) will prohibit or restrict the Investor or any of its Affiliates from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or any third party, (B) complying with any law, fiduciary duty, subpoena or other legal process or responding to a request for information from any governmental authority or arbitration tribunal with jurisdiction over such person from whom information is sought, (C) interacting with and making disclosures or communications to the investors in any funds, vehicles, other clients or accounts managed or advised by the Investor or any Affiliate thereof, (D) exercising any rights under or expressly permitted by this Agreement, the Investor and Registration Rights Agreement or any other agreement with the Company or any of its subsidiaries, (F) privately communicating with the Board or the Company’s senior executives regarding any matter or (G) taking any actions taken by any Affiliate of the Investor in his or her capacity as a director of the Company or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director of the Company.
3.Representations and Warranties of the Company
The Company represents and warrants to the Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement to which the Company is a party or by which it is bound.

4.Representations and Warranties of the Investor
The Investor represents and warrants to the Company that (a) the authorized signatory of the Investor set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Investor thereto, (b) this Agreement has been duly authorized, executed and delivered by the Investor, and is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Investor as currently in effect, (d) the execution, delivery and performance of this Agreement by the Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which the Investor is a party or by which it is bound, (e) as of the date hereof, the Investor and its Affiliates, beneficially or economically own, or have economic exposure to, directly or indirectly, such number of Common Shares as indicated opposite its name on Exhibit A attached hereto and such Common Shares constitute all of the Common Shares beneficially or economically owned by the Investor or any Affiliate thereof or in which such the Investor or any Affiliate thereof has any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise, and (f) as of the date hereof, the Investor does not have, and does not have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) that have not already been disclosed to the Company pursuant to this Agreement.

5.Press Release
No later than 5:30 p.m., Eastern Time, on November 28, 2025, the Company shall issue the press release (the “Press Release”), in a form that is mutually agreed upon by the Parties, announcing certain terms of this Agreement. Substantially concurrently with the issuance of the Press Release (and not later than 5:30 p.m. Eastern Time on November 28, 2025), the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Investor with a copy of such Form 8-K prior to its filing with the SEC and shall consider in good faith any timely comments of the Investor thereon.  The Company acknowledges that the Investor will file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. Prior to the issuance of the Press Release and subject to the terms of this Agreement or if otherwise required by law or legal process, neither the Company (including the Board and any committee thereof) nor the Investor shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Parties.

6.Specific Performance
The Company and the Investor agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms thereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the Parties waived any requirement for the posting of any bond or similar collateral in connection therewith. The Parties agreed to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

7.Severability
 In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.Notices
All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or, in any case, to such email address or address as subsequently modified by written notice given in accordance with this Section 8. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Hogan Lovells US LLP, 555 Thirteenth St. NW, Washington, D.C. 20004, Attention: John B. Beckman (john.beckman@hoganlovells.com) and Rupa R. Briggs (rupa.briggs@hoganlovells.com), and if notice is given to the Investor, a copy (which copy shall not constitute notice) shall be sent to Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, New York 10036, Attention: Daniel Fisher (dfisher@akingump.com) and Zachary Wittenberg (zwittenberg@akingump.com) and a copy (which copy shall not constitute notice) shall be sent to Strategic Shipping Inc., c/o M.T. Maritime Management (USA) LLC, 2960 Post Road Southport, CT 06890, Attention: CEO and CFO.

9.Applicable Law
This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty laws of Bermuda.

10.Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
11.Mutual Non-Disparagement
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors (in each case acting on behalf of such Party) shall have breached this section, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, or directors, in each case acting on behalf of such Party, shall in any way publicly disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, agents, attorneys or representatives, in each case in their capacities as such, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party or their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives. Notwithstanding anything set forth in this Section 11 to the contrary, this Section 11 shall not (a) limit or restrict the ability of any person or entity to make truthful statements or comply with any subpoena or other legal process or respond to a request for information from any governmental authority or arbitration tribunal with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, or (b) apply to any private communications among the Investor and its Affiliates and their respective representatives and advisors, on the one hand, and among the Company and its Affiliates and their respective representatives and advisors, on the other hand.

12.Entire Agreement
This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

13.Amendment and Waivers
Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investor.
14.Successors and Assigns
No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Investor. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

15.Interpretation and Construction
The Company and the Investor each acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the Investor, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
                PANGAEA LOGISTICS SOLUTIONS LTD.

By:	/s/ Mark L. Filanowski
Name:	Mark L. Filanowski
Title:	Chief Executive Officer

STRATEGIC SHIPPING INC.

By:	/s/ Hew Crooks
Name:	Hew Crooks
Title:	Chief Executive Officer

EXHIBIT A
Investor and Affiliates Ownership of Common Shares

[Intentionally Omitted]